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As filed with the Securities and Exchange Commission on October 30, 2003

Registration No. 33-54487

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NASH FINCH COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-0431960 (I.R.S. Employer Identification No.)
7600 France Avenue South Edina, Minnesota (Address of Principal Executive Offices)	55435 (Zip Code)

NASH FINCH COMPANY 1994 STOCK INCENTIVE PLAN
(Full title of the plan)

Kathleen McDermott
Senior Vice President, Secretary and General Counsel
Nash Finch Company
7600 France Avenue South
Edina, MN 55435
(952) 832-0534
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per unit(3)	Proposed maximum aggregate offering price	Amount of registration fee

N/A	N/A	N/A	N/A	N/A

This Post-Effective Amendment No. 2 to the Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission in accordance with Section 8(c) of the Securities Act of 1933 and Rule 462 thereunder.

REALLOCATION

        On July 8, 1994, Nash-Finch Company ("Nash Finch") registered, on a Registration Statement on Form S-8 (File Number 33-54487), 645,296 shares its common stock for issuance under the Nash Finch 1994 Stock Incentive Plan (the "1994 Plan"). The 1994 Plan was terminated effective May 9, 2000. As a result of that termination, no further equity incentive awards were made under the 1994 Plan, but equity incentive awards that were outstanding under the 1994 Plan as of May 9, 2000 would remain outstanding until they expired or were terminated in accordance with their respective terms.

        Pursuant to the terms of the Nash Finch 2000 Stock Incentive Plan (the "2000 Plan") approved by the Nash Finch Board of Directors and stockholders during 2000, shares that were reserved for issuance under the 1994 Plan but were neither issued nor the subject of outstanding awards as of May 9, 2000, together with shares that were the subject of outstanding awards under the 1994 Plan as of May 9, 2000 but were subsequently forfeited, became available for issuance pursuant to the 2000 Plan. On December 8, 2000, Nash Finch filed a Post-Effective Amendment No. 1 to this Registration Statement indicating that 53,279 shares of common stock that had been reserved for issuance under the 1994 Plan had been reallocated to the 2000 Plan, and filed a new Form S-8 Registration Statement (File No. 333-51508) to re-register those shares under the 2000 Plan. Post-Effective Amendment No. 2 to this Registration Statement is being filed to evidence the reallocation to the 2000 Plan of an additional 427,098 shares of common stock which had been reserved for issuance under the 1994 Plan. A new Form S-8 Registration Statement will be filed to re-register those shares under the 2000 Plan.

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on October 29, 2003.

NASH FINCH COMPANY
By:	/s/ Ron Marshall Ron Marshall Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to this Registration Statement has been signed on October 29, 2003 by the following persons in the capacities indicated.

/s/ Ron Marshall Ron Marshall Chief Executive Officer (Principal Executive Officer) and Director	/s/ Allister P. Graham Allister P. Graham, Director
/s/ Robert B. Dimond Robert B. Dimond Executive Vice President and Chief Financial Officer (Principal Financial Officer)	/s/ John H. Grunewald John H. Grunewald, Director
/s/ LeAnne M. Stewart
LeAnne M. Stewart Vice President and Corporate Controller (Principal Accounting Officer)	Laura Stein, Director
John E. Stokely, Director
/s/ Carole F. Bitter
Carole F. Bitter, Director	William R. Voss, Director
/s/ Jerry L. Ford Jerry L. Ford, Director	/s/ William H. Weintraub William H. Weintraub, Director

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REALLOCATION
SIGNATURES